Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274931

Prospectus Supplement No. 11

(To Prospectus Dated December 28, 2023)

ESTRELLA IMMUNOPHARMA, INC.

3,829,338 Shares of Common Stock

Up to 7,036,726 Shares of Common Stock

Up to 2,215,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement no. 11 and the prospectus, dated December 28, 2023 (as supplemented by prospectus supplement no. 1, dated February 12, 2024, prospectus supplement no. 2, dated February 15, 2024, prospectus supplement no. 3, dated March 7, 2024, prospectus supplement no. 4, dated March 8, 2024, prospectus supplement no. 5, dated May 15, 2024, prospectus supplement no. 6, dated July 2, 2024, prospectus supplement no. 7, dated August 6, 2024, prospectus supplement no. 8, dated August 21, 2024, prospectus supplement no. 9, dated October 1, 2024, and prospectus supplement no. 10 dated November 18, 2024, the “Prospectus”), which form a part of our registration statement on Form S-1 (No. 333-274931), relate to the resale from time to time of certain shares of common stock (“Common Stock”) of Estrella Immunopharma, Inc. (“we,” “us,” “our” the “Company” and “Estrella”). These shares include (a) 3,829,338 shares of Common Stock held by the Selling Stockholders as more fully described in the Prospectus, (b) up to 7,036,726 shares of Common Stock that may be issued and sold by us to White Lion Capital, LLC pursuant to a Common Stock Purchase Agreement, as more fully described in the Prospectus and (c) up to 2,215,000 shares of Common Stock issuable to the holders of redeemable warrants (“Warrants”) upon the exercise thereof at an exercise price of $11.50 per share, as more fully described in the Prospectus.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information contained in (i) the current report on Form 8-K filed by the Company on November 25, 2024 and (ii) the current report on Form 8-K filed by the Company on November 26, 2024. Accordingly, we have attached each of the foregoing filings to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto.

Our Common Stock and Warrants are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ESLA” and “ESLAW,” respectively. On November 25, 2024, the closing price of our Common Stock on Nasdaq was $1.00 per share and the closing price of our Warrants on Nasdaq was $0.091 per Warrant.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 27, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2024

Estrella Immunopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40608	86-1314502
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

5858 Horton Street, Suite 370 Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

(510) 318-9098

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ESLA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	ESLAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 19, 2024, Estrella Immunopharma, Inc. (the “Company”) received a letter (the “Stockholders’ Equity Requirement Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”), because the Company’s stockholders’ equity of $746,286, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, was below the required minimum of $2.5 million, and because, as of the date of the Stockholders’ Equity Requirement Notice, the Company did not meet either of the alternative compliance standards, relating to market value of listed securities of at least $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

As with the Minimum Bid Price Deficiency Notice (as defined below), the Stockholders’ Equity Requirement Notice has no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market, and, therefore, the Company’s listing remains fully effective, subject to the Company’s compliance with the other continued listing requirements, and the Company’s regaining compliance with the Stockholders’ Equity Requirement. Under Nasdaq rules and as specified in the Stockholders’ Equity Requirement Notice, the Company has 45 calendar days from November 19, 2024, or until Friday, January 3, 2025, to submit to Nasdaq a plan to regain compliance with the Stockholders’ Equity Requirement. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Stockholders’ Equity Requirement Notice for the Company to evidence compliance.

The Company is presently evaluating various courses of action to regain compliance and intends to timely submit a plan to Nasdaq to regain compliance with the Stockholders’ Equity Requirement. However, there can be no assurance that the Company’s plan will be accepted or that if it is, the Company will be able to regain compliance and maintain its listing on The Nasdaq Capital Market. If the Company fails to submit a plan to regain compliance with the Stockholders’ Equity Requirement, or the Company’s plan is not accepted, or if Nasdaq grants an extension but the Company does not regain compliance within the extension period, or if the Company fails to satisfy another Nasdaq requirement for continued listing, the Staff could provide notice that the Company’s securities will become subject to delisting. In such event, Nasdaq rules would permit the Company to appeal the decision to reject the Company’s proposed compliance plan or any delisting determination to a Nasdaq Hearings Panel. The hearing request would ordinarily stay any suspension or delisting action pending the conclusion of the hearing process and the expiration of any additional extension period granted by the panel following the hearing, but there can be no assurance that any such appeal would be successful.

Separately, on November 19, 2024, the Company received a letter (the “Minimum Bid Price Deficiency Notice”) from the Staff of Nasdaq notifying the Company that it was not in compliance with Nasdaq’s Listing Rule 5550(a)(2), as the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). The Minimum Bid Price Deficiency Notice has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market.

The Company has 180 calendar days, or until May 19, 2025, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event the Company does not regain compliance with the minimum bid price requirement by May 19, 2025, the Company may be eligible for an additional 180-calendar day compliance period. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other continued listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. The Company’s failure to regain compliance during this period could result in delisting.

The Company intends to actively monitor the bid price of its common stock and will consider available options to regain compliance with the listing requirements. There can be no assurance that the Company will be able to regain compliance with Nasdaq’s Listing Rule 5550(a)(2) or will otherwise be in compliance with other Nasdaq listing criteria.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Estrella Immunopharma, Inc.

	By:	/s/ Peter Xu
	Name:	Peter Xu
	Title:	Chief Financial Officer

Date: November 25, 2024

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2024

Estrella Immunopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-40608	86-1314502
(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street, Suite 370 Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

(510) 318-9098

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ESLA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	ESLAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 25, 2024, in order to align the fiscal year of Estrella Immunopharma, Inc. (the “Company”) with the calendar year and facilitate the Company’s accounting and reporting processes, the Board of Directors of the Company approved a change in the Company’s fiscal year end from June 30 to December 31.

As a result of this change, the Company will have a transition period from July 1, 2024 to December 31, 2024. The Company expects to file a transition report on Form 10-KT with the Securities and Exchange Commission, including audited financial statements for the transition period.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTRELLA IMMUNOPHARMA, INC.

Date: November 26, 2024	By:	/s/ Cheng Liu
	Name:	Cheng Liu
	Title:	Chief Executive Officer

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